EVENTUS CONSULTING, P.C.

ENGAGEMENT LETTER

July 11, 2013

Chris Kern

President

Domain Media Corp.

1854 E. Scorpio Place

Chandler, AZ  85249

Dear Chris:

Thank you for the opportunity to work with you and Domain Media Corp. (the “Company”) so that we can assist you in your accounting and finance needs.

As discussed, this engagement outlines certain elements related to our services including objectives, scope of work, identification of responsibilities, limitations, timing and fees.

OBJECTIVE

Our objective is to provide our accounting and finance expertise on an ongoing basis so that you can properly account for the financial activities of your business, produce critical financial information for management and to build the necessary accounting and finance infrastructure moving forward so that it can evolve with the growth of the Company.  Based on our recent discussions, we believe this objective is best accomplished at this time by one main project deliverable.  As things grow and evolve, we can add further deliverables as necessary.

SCOPE OF WORK

Following are some key areas that will be part of achieving our objective:

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Set-up the Company, its chart of accounts and preferences in Quickbooks online;

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Assist the Company in entering financial transactions, as needed, on a weekly or monthly basis;

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Set-up any necessary accounting and corporate records in the Cloud including capitalization tables, agreements, finance records and other company documents as necessary;

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Oversee your accounting function in order to maintain an accurate accounting and financial reporting system on an ongoing basis for the Company; and

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Assist the Company in any other ongoing accounting functions in order build the necessary infrastructure and benchmarks to support growth and assist the principals on advice on an as needed basis and as mutually agreed.

COMPANY RESPONSIBILITIES

This engagement requires transparent communication and flow of data from you.  Ultimate success is highly dependent on the accuracy and completeness of information, assumptions and representations supplied to us so that we can meet your objectives.

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Eventus Consulting, P.C. ô 14201 N. Hayden Road, Suite A-1 ô Scottsdale, AZ  85260

Phone:  (480) 659-6404 ô Fax:  (480) 659-6407

LIMITATIONS REGARDING SCOPE OF SERVICES

In conjunction with this engagement, we are not rendering legal advice, tax advice, restricted financial services (attest services) or investment advice, irrespective of our principals’, employees’ or agents’ professional backgrounds.  We are not performing an audit, review or compilation of the Company’s historical or prospective financial statements.  We are providing consulting services with regard to the objectives described in this engagement only.  The financial statements of the Company are the responsibility of the Company’s management.

NON-DISCLOSURE

As a consultant on this engagement, we will have access to certain information concerning the Company’s business, intellectual property, financial condition, operations, assets and liabilities.  We hereby agree to keep any information concerning the business of the Company that we have received or gain access to in the future (herein collectively referred to as the “Confidential Information”) confidential and treat such Confidential Information as proprietary information of the Company.  The term “Confidential Information” does not include information which (i) is or becomes generally available to the public other, or (ii) becomes available to us on a non-confidential basis from a source other than the Company (including without limitation any of the Company’s directors, officers, employees or agents), or any of its attorneys, accountants, investors, consultants, bankers and financial advisors, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information.

TIMING AND FEES

Our hourly rate is $150 per hour for senior staff and $45 per hour for support staff for other accounting and bookkeeping services.  We will invoice you monthly for all services provided.

Once the Company is set up in Quickbooks online, the amount of time spent per month will be directly correlated to the amount of transactions that need to be processed.  Based on our discussions on the activity level of the Company, we expect that we will need to spend approximately 5 hours per month for transaction processing.  We are sensitive to the financial needs of the Company and will make every effort to accomplish our objectives in a timely manner in order to meet your budgetary goals and expectations.

EXPENSES

We do not expect any expenses to be incurred by us under this engagement.  However, should such expenses be incurred we shall be reimbursed by you for all reasonable, approved out-of-pocket expenses incurred on behalf of our firm in connection with this engagement, as mutually agreed.

We appreciate the opportunity to work with you.  If this is acceptable to you, please sign below and send back a fully-executed copy via fax or e-mail.

Sincerely,

/s/ Neil Reithinger, CPA

Neil Reithinger, CPA

President

RESPONSE

This engagement correctly sets forth the understanding of the parties.

Accepted by:

By:

________________________________

Name:

________________________________

Title:

________________________________

Date:

________________________________

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